For more information contact: Investor Relations Markel Corporation 804-747-0136 investorrelations@markel.com

FOR IMMEDIATE RELEASE
A. LYNNE PUCKETT JOINS MARKEL’S BOARD OF DIRECTORS
Richmond, VA, August 20, 2020 --- Markel Corporation (NYSE: MKL) announced today the appointment of A. Lynne Puckett to its board of directors, effective Aug. 20, 2020. Puckett serves as the senior vice president and general counsel of Celanese Corporation (NYSE: CE), a global technology leader in the production of specialty materials and chemical products used in most major industries and consumer applications.
“We are delighted Lynne has agreed to join Markel’s Board of Directors,” said Steve Markel, chairman of the board at Markel. “She brings a wealth of global experience and expertise in a number of key business areas, as well as important new perspectives that will be invaluable to Markel and its management team.”
Puckett will be a member of the board’s Audit and Nominating/Corporate Governance Committees.
Prior to joining Celanese in 2019, Puckett served for nine years as senior vice president, general counsel and secretary of Colfax Corporation (NYSE: CFX), a global manufacturer of medical technology and fabrication technology products and services. Before joining Colfax, she was a partner at Hogan Lovells, a large international law firm, where she practiced corporate law and mergers and acquisitions. Before becoming an attorney, Puckett worked at the Central Intelligence Agency (CIA) for five years.
She has served on several non-profit boards, including the University of Maryland Marlene and Stewart Greenebaum Comprehensive Cancer Center and the Center for Refugee and Disaster Response at the Johns Hopkins Bloomberg School of Public Health.
About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.